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                                                                      EXHIBIT 11



               MEADOWBROOK INSURANCE GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

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

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                        2001             2000              1999
                                                   -------------    --------------    ----------------

Basic:
     Weighted average shares outstanding              8,512,196         8,511,834          8,588,216

Diluted:
     Weighted average shares outstanding              8,512,196         8,511,834          8,588,216
     Common stock equivalents                                --                --                 --
                                                   ------------      ------------      -------------
                                                      8,512,196         8,511,834          8,588,216
                                                   ============      ============      =============

Loss before extraordinary item and
     preferred dividend requirement                $ (6,509,719)     $(17,471,731)     $  (7,846,811)
Preferred dividend requirement                               --                --                 --
                                                   ------------      ------------      -------------

Loss applicable to common shareholders
     and before extraordinary item                   (6,509,719)      (17,471,731)        (7,846,811)
Extraordinary item                                           --                --         (1,706,416)
                                                   ------------      ------------      -------------

Net loss applicable to common
     shareholders                                    (6,509,719)      (17,471,731)        (9,553,227)
                                                   ============      ============      =============

Earnings per share:

Basic:
     Loss income before extraordinary item         $      (0.76)     $      (2.05)     $       (0.91)
     Extraordinary item                                      --                --              (0.20)
     Loss income                                          (0.76)            (2.05)             (1.11)

Diluted:
     Loss income before extraordinary item                (0.76)            (2.05)             (0.91)
     Extraordinary item                                      --                --              (0.20)
     Loss income                                          (0.76)            (2.05)             (1.11)

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